Exhibit 10.4

AMENDMENT #2 TO SUPPLY AGREEMENT

THIS AMENDMENT #2 TO SUPPLY AGREEMENT (this “Supply Amendment Agreement”) is made as of November 29, 2016 (the “Effective Date”) by and between CDx, Inc., a Delaware corporation with its principal place of business at 6335 Ferris Square, Suite B, San Diego, CA 92121 (“CDX” or the “Company”), and Next Dimension Technologies, Inc., a California corporation with its principal place of business at 1 West Mountain Street, #11, Pasadena, CA 91103 (“NDT” or the “Supplier”). CDX and NDT are sometimes referred to herein individually as the “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, CDX and NDT are parties to a Supply Agreement executed by the Parties on May 19, 2015 as amended on August 14, 2015 (collectively, the “Supply Agreement”); and

WHEREAS, CDX and NDT are parties to additional agreements, including a Joint Development Agreement executed by the Parties on November 1, 2013, as modified by Amendment #1, Amendment #2, Amendment #3, Amendment #4, Amendment #5, Amendment #6, and Amendment #7 to the Joint Development Agreement executed by the parties on April 21, 2014, July 1, 2014, March 13, 2015, May 1, 2015, May 5, 2015, August 4, 2015, and February 22, 2016 respectively (collectively the “Joint Development Agreement”), and an Exclusive Patent Sublicense Agreement executed by the Parties effective April 24, 2015 (the “Sublicense Agreement”); and

WHEREAS, both Parties desire to waive and modify certain outstanding obligations in connection with an initial purchase order placed under the terms of the Supply Agreement;

WHEREAS, pursuant to Paragraph 10.12 of the Agreement, both parties now desire to further modify and amend the Supply Agreement;

NOW, THEREFORE, in consideration of the mutual undertakings of the parties as set forth below as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CDX and NDT do hereby mutually agree as follows:

1.	Simultaneous Execution. The execution, delivery and effectiveness of this Supply Amendment Agreement are contingent upon the simultaneous execution and delivery of: (i) that certain Claims Purchase Agreement by and between NDT and Rockwell Capital Partners dated November 29, 2016 (the “Claims Purchase Agreement”); and (ii) that certain JDA Termination Agreement dated November 29, 2016, and (iii) that certain First Amendment to the Exclusive Patent Sublicense Agreement dated November 29, 2016. Notwithstanding anything in this Supply Amendment Agreement to the contrary, this Supply Amendment Agreement shall be null and void if the Claims Purchase Agreement becomes null or void.

2.	Assignment of NDT Claims. The Parties hereby agree to the sale, transfer, conveyance and assignment of all right, title and interest to certain outstanding claims of CDX by NDT totaling ,to Rockwell Capital Partners.

3.	Forecasts. Both Parties agree to waive their respective obligations pursuant to Paragraph 2.3 for the period beginning on the effective date of the Supply Agreement and ending on December 31, 2016. Both Parties further agree that for any quarter in which CDX fails to provide a written rolling forecast to NDT pursuant to Paragraph 2.3, CDX’s rolling forecast for the following four (4) quarters shall be considered as units per quarter. Both Parties agree that for any quarter in which NDT fails to provide a written confirmation to CDX of its Capacity Constraint and Lead Time Constraint, NDT’s Capacity Constraint for the following four (4) quarters shall be considered as one-hundred percent (100%) of CDX’s quarterly forecasts, and NDT’s Lead Time Constraint shall be considered as the maximum lead time listed in Paragraph 2.3. Both Parties agree that for purposes of Paragraph 2.3, CDX’s quantity of units ordered for the quarterly period ending December 31, 2016, shall be considered as units.

4.	Initial Purchase Order. With respect to each Party’s obligations in connection with the Initial Purchase Order set forth in Exhibit D of the Supply Agreement, the Parties agree as follows:

a.	NDT shall deliver units of Product to CDX no later than December 15, 2016 (the “Initial Delivery”); and

b.	CDX shall make a payment of to NDT no later than November 30, 2017 (the “Purchase Order Payment”);

c.	NDT shall deliver units of Product to CDX no later than thirty (30) days following its full receipt of the Purchase Order Payment (the “Final Delivery”).

CDX agrees that upon NDT’s fulfillment of the Initial Delivery, NDT shall have no further obligations to CDX to deliver additional Products in connection with the Initial Purchase Order set forth in Exhibit D of the Supply Agreement, and CDX explicitly waives its rights to the refund of any and all deposits and payments paid to NDT in connection with the Initial Purchase Order; provided that NDT shall remain obligated for the Final Delivery contingent on CDX’s timely fulfillment of the Purchase Order Payment.

NDT agrees that upon CDX’s fulfillment of the Purchase Order Payment, CDX shall have no further payment obligations to NDT in connection with the Initial Purchase Order set forth in Exhibit D. CDX agrees that upon its failure to pay the Purchase Order Payment in full by the due date, CDX shall remain obligated to pay                                                                                                                            to NDT and NDT shall have an ongoing right to terminate the Supply Agreement immediately upon written notice to CDX.

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5.	Price. As of the Effective Date of this Supply Amendment Agreement, the price to be paid by Company per unit of Product shall be modified to the price as set forth on Exhibit E attached hereto and Company shall pay such price in accordance with the payment schedule described therein.

6.	Product Rejection. CDX agrees to waive its right to reject Products pursuant to any provision of Article 4 for any and all Products delivered prior to the Effective Date of this Supply Amendment Agreement. CDX further agrees that its right to reject Products pursuant to any provision of Article 4 shall expire thirty (30) days following Company’s receipt of the subject Products.

7.	Notices. It is agreed that the provisions in the Supply Agreement regarding notice are specifically waived by the Parties for the purpose of this Supply Amendment Agreement. With respect to Paragraph 10.6 of the Supply Agreement, this paragraph shall be deleted in its entirety and replaced with the following:

“Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given: (a) if transmitted for overnight delivery via a nationally recognized delivery service, the first business day after being delivered by the transmitted Party to such overnight delivery service, (b) if by email, when transmitted by email, or (c) if by registered or certified mail, postage prepaid, five (5) days after mailing the notice, to the following addresses (or to such other address of a party designated in writing by such party to the others):

CDX:	Attention: Daniel Yazbeck, CEO
6335 Ferris Square, Suite B San Diego, CA 92121

email:

NDT:	Attention: William Royea, President
1 West Mountain Street, #11 Pasadena, CA 91103

email:

8.	Headings. The headings in this Supply Amendment Agreement are inserted for convenience only and shall not constitute a part hereof.

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9.	All remaining terms and conditions of the Supply Agreement remain in full force and effect, as modified and amended hereby and are hereby ratified by the parties.

10.	After full execution of this Supply Amendment Agreement, the Supply Agreement shall be deemed to include the modifications and amendments herein.

In Witness Whereof, the Parties have caused their duly authorized representatives to execute this Supply Amendment Agreement.

CDX, Inc.		Next Dimension Technologies, Inc.

By:	/s/ Daniel Yazbeck	By:	/s/ William Royea
Name:	Daniel Yazbeck	Name:	William Royea
Title:	CEO	Title:	President
Date:	November 29, 2016	Date:	November 29, 2016

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EXHIBIT E
PRICES

Product Price.

Description	Price

Annual Price Increase.

Payment Terms.                                                              shall be due immediately upon initiation of each order placed in accordance with Section 2.5. Additional amounts                                                                                                 shall be due and payable within 30 days of delivery of the applicable Products in accordance with Section 3.2